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FORM 4
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[ ] Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instruction 1(b).


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the
                         Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    Pratz          Nina           J.
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    (Last)         (First)       (Middle)

    150 Louisiana, NE
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    (Street)

    Albuquerque      NM           87108
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    Bowlin Travel Centers, Inc.; BWTL
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3.  I.R.S. Identification
    Number of Reporting
    Person, if an entity
    (Voluntary)


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4.  Statement for Month/Day/Year

    12/16/2002
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5.  If Amendment,
    Date of Original
    (Month/Day/Year)


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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [X] Director                          [ ] 10% Owner
    [X] Officer (give title below)        [ ] Other (specify below)

    Senior Vice President and Chief Financial Officer
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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       TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security    2. Trans-    2A. Deemed      3. Trans-      4. Securities Acquired (A)
   (Instr. 3)              action        Execution      action         or Disposed of (D)
                           Date          Date,          Code           (Instr. 3, 4 and 5)
                           (Month/       if any        (Instr. 8)
                           Day/          (Month/       ----------      --------------------------
                           Year)         Day/                                    (A) or
                                         Year)         Code    V       Amount    (D)      Price

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Common Stock,
$.001 par value           N/A            N/A           N/A     N/A     N/A       N/A        N/A
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5. Amount of            6. Ownership         7. Nature of
   Securities              Form                 Indirect
   Beneficially            Direct (D)           Beneficial
   Owned                   or                   Ownership
   Following               Indirect (I)         (Instr. 4)
   Reported                (Instr. 4)
   Transaction(s)
   (Instr. 3 and 4)
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   116,802                 D                    N/A
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             Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                    (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security  2. Conver-   3. Trans-   3A. Deemed    4. Transac-     5. Number of Deriv-
   (Instr. 3)                       sion or      action       Execution    tion            ative Securities
                                    Exercise     Date         Date, if     Code            Acquired (A) or
                                    Price of     (Month/      any          (Instr. 8)      Disposed of (D)
                                    Deri-        Day/         (Month/                      (Instr. 3,4, and 5)
                                    vative       Year)        Day/         -----------     -------------------
                                    Security                  Year)        Code    V         (A)      (D)
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None.
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6. Date Exer-       7. Title and Amount of        8. Price   9.  Number       10. Ownership    11. Nature
   cisable and         Underlying Securities         of          of Deriv-        Form of          of
   Expiration          (Instr. 3 and 4)              Deriv-      ative            Deriv-           Indirect
   Date                                              ative       Securities       ative            Beneficial
   (Month/Day/                                       Secur-      Bene-            Securities:      Ownership
    Year)                                            ity         ficially         Direct           (Instr. 4)
   ----------------    -----------------------       (Instr.     Owned            (D) or
   Date     Expira-                  Amount or       5)          Following        Indirect
   Exer-    tion          Title      Number of                   Reported         (I)
   cisable  Date                     Shares                      Trans-           (Instr. 4)
                                                                 action(s)
                                                                 (Instr. 4)
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Explanation of Responses:

This Form 4 is being filed to report that as of December 16, 2002, Ms. Pratz became a director of the Company.



                           /s/ Nina J. Pratz                       12/16/2002
                           -------------------------------      ---------------
                           **Signature of Reporting Person            Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure



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